EXHIBIT 99


                     Dragon Announces 2004 Year End Results

Vancouver- March 30, 2005. Dragon  Pharmaceutical  Inc. (TSX: DDD; OTC BB: DRUG;
BBSE: DRP) today announced results for the twelve-month period ended December 31, 2004.

Highlights for 2004

o Generated revenues of $3.71 million and a net loss of $0.94 million, or $0.05 per share for the full year of 2004.

o Continued momentum in developing the International market; Launched rh-Erythropoietin ("EPO") product in Ecuador, Dominican Republic, Kosovo and Trinidad-Tobago in addition to existing markets in China, India, Egypt, Peru and Brazil.

o Entered into an agreement with Suzhou Zhongkai Bio-Pharmaceuticals Company Limited to in-license the exclusive right to commercialize its Recombinant Human Granulocyte Colony Stimulating Factor ("rhG-CSF") product worldwide, excluding China.

o    Subsequent to year-end:

     o Completed the acquisition of Oriental Wave Holding Limited ("Oriental Wave") and transformed itself into a diversified and growth oriented pharmaceutical company with three key business units: Chemical division for bulk pharmaceutical chemical, Biotech division for recombinant drugs (EPO and G-CSF) and Pharma division for prescription and over-the-counter drugs.

     o Decided to construct a new state-of-the-art EPO production facility in Datong city, China and relocate the EPO production from the current facility in Nanjing city, China which will be closed in August 2005.

     o Foreclosed on 2.23 million Dragon's common shares from Dr. Liu that partially secured debt owed by Dr. Liu to the Company.

Financial Review for 2004

The Company posted revenues of $3.71 million in 2004 compared to $3.65 million in 2003. Net loss for 2004 was narrowed down to $0.94 million or $0.05 per share from a loss of $1.99 million or $0.10 per share in 2003. Sales in China and outside of China were $2.66 million and $1.05 million, respectively for 2004 compared to $2.26 million and $1.39 million respectively for 2003.

During 2004, an 18% growth in sales was achieved in China, which was partially offset by lower international sales outside of China. During 2004, the Company implemented a new non-fixed sales compensation system for the Company's direct sales team in China, which provided more incentive for the Company's sales representatives to focus on delivering results. International sales in 2004 were lower than those in 2003 because the Company sold product with a limited shelf life at a reduced price in Brazil during 2003, and we did not experience similar sales during 2004.

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After the  completion  of the  acquisition  of Oriental  Wave,  the new Board of
Directors decided to build a brand new state-of-art EPO production facility in Datong city, China and to relocate the EPO production from its current facility in Nanjing city. The Company will locate the new EPO production site adjacent to the Chemical division, which already includes the entire basic production infrastructure such as power, steam, purified water supply and water treatment facilities. As a result of the relocation decision, Dragon has decided to close the Nanjing facility in August 2005 and has written off and accelerated the depreciation and amortization of certain assets during 2004 of $938,000. This write off was offset by the gain from foreclosure of 2.23 million Dragon shares previously owned by Dr. Liu and that partially secured his amount due to the Company. According to the comprehensive settlement agreement dated April 4, 2004, Dr. Liu placed 2.23 million Dragon's shares in escrow as partial security for his amount due to the Company. These shares, which were forfeited effective December 31, 2004 and are to be cancelled, were valued at $2.61 million and resulted in the Company's recovery of $2.11 million of the amount that was
previously   written-off  in  prior  years.  Dr.  Liu  still  owes  the  Company approximately $2.48 million although this balance due is carried on the Company's balance sheet at a nominal value of $100. Dragon is considering what further actions may be taken against Dr. Liu.

"We are encouraged by the growth of our market in China. On the international front, we continue to receive remarkable progress by receiving four additional market approvals during the second half of 2004: Ecuador, Dominican Republic, Trinidad-Tobago and Kosovo" stated Dr. Alexander Wick, President of Dragon Pharmaceutical. "We believe our decision to relocate the EPO production site to Datong will allow us to increase the EPO output by two to three times than that of the current facility in Nanjing and to capitalize on infrastructure advantages and the efficiency of local operational management. As previously announced, it is the Company's intention to supply EPO product from this new facility to fulfil the anticipated demands of the Chinese and other developing markets which are currently supplied from our Chinese facility in Nanjing while we will use the new EPO to be produced in Europe specifically for the European market as well as for new indication developments in the EPO field. Although the main European patent for EPO expired in most European countries in December 2004, the European regulatory authority, EMEA, has not clearly indicated the approval process for the EPO from generic competitors. However, we are confident that we will be among the early candidates to enter the market with our new European made EPO product."

About Dragon  Pharmaceutical  Inc.
On January 12, 2005, Dragon completed the acquisition of Oriental Wave Holding Limited. As a result of the acquisition, Dragon has transformed itself into a diversified generic pharmaceutical diversified and growth oriented pharmaceutical company with three key business units: Chemical division for bulk pharmaceutical chemical (Clavulanic Acid and 7-ACA), Biotech division for recombinant drugs (EPO and G-CSF) and Pharma division for prescription and over-the-counter drugs. The Company, after the acquisition, has significantly increased the size of operations and now has approximately 3,000 employees, including over 1,200 sales representatives in China, four manufacturing facilities (three in Datong city and one in Nanjing city) and approximately 40 key products currently in the market. Selected 2004 pro-forma financials for the newly combined Dragon will be announced in a separate press release shortly.

For further information please contact:
Dragon Pharmaceutical Inc.
Garry Wong, CFA, IMBA
Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784
Email: irdragon@dragonpharma.com
Website: www.dragonpharma.com
or
Renmark Financial Communications Inc.
John Boidman : jboidman@renmarkfinancial.com
Sylvain Laberge : slaberge@renmarkfinancial.com
Media - Cynthia Lane : clane@renmarkfinancial.com
Telephone: +1-(514) 939-3989
Website: www.renmarkfinancial.com

This press release contains forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statement. Factors that might cause such a difference include, but are not limited to, the following: (1) risks and uncertainties relating to the political and regulatory environment in China; (2) that the Company will be able to successfully construct and operate a biotech production facility in Datong, China that will be able increase production and operate more efficiently than its facility in Nanjing; and (3) that the Company will be able to successfully sell its EPO product in Europe.

Readers should not place undue reliance on forward looking statements, which only reflect the view of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.

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

                      CONSOLIDATED STATEMENT OF OPERATIONS
                         For the Year Ended December 31.

(in U.S. Dollars)                                                      2004               2003
Sales                                                      $      3,705,261   $      3,648,149
Cost of sales                                                     1,546,028          1,184,896
----------------------------------------------------------------------------------------------
Gross profit                                                      2,159,233          2,463,253

Selling, general and administrative expenses                    (3,354,522)        (3,391,430)
Depreciation of property and equipment and
  amortization of license and permit                              (706,941)          (743,080)
Net write off of land-use right and property and
equipment                                                         (937,777)          (165,912)
New market and EPO development expenses                           (246,080)          (216,560)
Provision for doubtful accounts                                           -           (29,450)
Loan interest expense                                               (4,223)            (6,357)
Stock-based compensation                                                  -                  -
Development of insulin, G-CSF and rhTPO                                   -                  -
Recovery (write-down) of amount owing from related party          2,106,486                  -
----------------------------------------------------------------------------------------------

Operating income (loss)                                           (983,824)        (2,089,536)
Interest and other income                                            41,106            138,802
----------------------------------------------------------------------------------------------

Loss before income taxes                                          (942,718)        (1,950,734)
Income taxes                                                              -             44,000
----------------------------------------------------------------------------------------------
Net (loss) for the year                                    $      (942,718)   $    (1,994,734)
==============================================================================================

(Loss) per share - basic and diluted                       $         (0.05)   $         (0.10)
==============================================================================================

Weighted average number of
  common shares outstanding
      Basic and diluted                                          20,551,440         20,348,195
==============================================================================================
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

                                                        CONSOLIDATED BALANCE SHEETS
                                                             As at December 31

(in U.S. Dollars)                                                              2004                    2003
ASSETS
------
Current Assets
  Cash and short term securities                                $         2,161,781     $         3,126,667
  Accounts receivable                                                     1,382,019               1,265,676
  Inventories                                                               585,565               1,090,464
  Due from a director                                                           100                       -
  Prepaid and deposits                                                      401,727                 139,595
------------------------------------------------------------------------------------------------------------
                                                                          4,531,192               5,622,402
Total current assets
Property and equipment                                                      873,036               2,089,352
Due from related party - Hepatitis B vaccine project                              -                     100
Patent rights - related party                                                     -                 500,000
License and permit                                                        2,372,207               2,924,198
------------------------------------------------------------------------------------------------------------
Total assets                                                    $         7,776,435     $        11,136,052
============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current
  Accounts payable and accrued liabilities                      $         1,548,144     $         1,428,257
------------------------------------------------------------------------------------------------------------
Commitments

Stockholders' Equity
Share capital
  Authorized: 50,000,000 common shares at
    par value of $0.001 each
  Issued and outstanding: 18,376,000 common shares
   (December 31, 2003 - 20,462,000 common shares)                            18,376                  20,462
Additional paid in capital                                               24,176,970              26,708,870
Accumulated other comprehensive (loss)                                     (34,807)                (32,007)
Accumulated deficit                                                    (17,932,248)            (16,989,530)
------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                6,228,291               9,707,795
------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                      $         7,776,435     $        11,136,052
============================================================================================================
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